Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-217538 and No. 333-273009 on Form S‑8 of our report dated March 28, 2024, relating to the consolidated financial statements of Maui Land & Pineapple Company, Inc. and its subsidiaries (which report expresses unqualified opinions), appearing in this Annual Report on Form 10‑K of Maui Land & Pineapple Company, Inc. for the years ended December 31, 2023 and 2022.

/s/ ACCUITY LLP

Honolulu, Hawai‘i
March 28, 2024